USA Truck, Inc.
2013 Management Team Retention Bonus Plan
Adopted October 30, 2013

1.0  ESTABLISHMENT AND PURPOSE

    1.1  Plan Approval

The USA Truck, Inc. Management Team Retention Bonus Plan (the “Plan”) was adopted and approved by resolution of the Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of USA Truck, Inc. (the “Company”) on October 30, 2013 (the “Effective Date”).

       1.2  Commencement of Plan

The Plan shall commence on the Effective Date, and shall be applied to calculate remuneration for qualifying employees designated by the Committee as eligible on the Effective Date for retention bonus payments pursuant to the terms of the Plan (“Participants”).

      1.3  Plan Purpose

The Company has been engaged since 2012 in efforts to reverse a continuing series of operating and financial losses occurring over the past few years, by establishing and implementing a turnaround strategy focused on attracting and retaining individuals in leadership positions to guide the Company’s personnel toward improving key operating metrics in the business, all of which is intended to lead the Company back into profitability and improved financial condition.  This turnaround strategy has included employment of new management and key employees, as well as reinvigorating valuable members of the existing management team at the Company, with employment initiatives particularly accelerating during 2013.  In recent months, however, the Company has been made the target of a hostile takeover attempt by a competitor in the transportation and logistics industry.  The Board has repeatedly let it be known privately and publicly that the Company is not for sale, but to reinforce the Board’s belief that the Company’s intrinsic value significantly exceeds any amounts that the hostile party to date has indicated it is willing to pay for ownership of 100% of the Company, the Company’s management team needs to continue its focus on implementing the turnaround strategy and producing operating results that better evidence the ongoing success of the Company’s strategy.  The Board believes that one of the greatest risks to the further success of the turnaround strategy is disengagement or distraction of the members of the management team and ongoing concern about their individual futures if a hostile takeover of the Company occurs before full success of the turnaround strategy has been achieved.  The Plan is intended to replace the Company’s 2013 management bonus plan.  The Plan’s objectives are to retain and motivate existing key executive employees, to reward those executives for continuing their efforts toward successful execution of the Company’s turnaround strategy, and to align the executive incentive awards with the Company’s long-term objective of creating and growing economic value for shareholders.

       2.0  PARTICIPANTS

The Participants in the Plan shall be those individual members of management determined by the Committee to be eligible for participation, at levels determined by the Committee.  The Participants shall include four separate groups of key executive and management team members, including Group I – the Chief Executive Officer; Group II – the Senior Executive Officer Group; Group III – the Officer Group; and Group IV – the Key Management Group, all as identified by the Committee on the Effective Date.

    2.1  Cessation of Employment Before Retention Performance Date

A Participant who, whether voluntarily or involuntarily, is terminated from employment or otherwise ceases to qualify as a Participant pursuant to this Plan prior to the Retention Performance Date (as defined below), including by virtue of death or Disability (as defined below), shall not be eligible to receive a Retention Bonus Award under the Plan unless the Committee determines, in its sole discretion, that such award will be paid, in whole or in part at the Payment Date (as defined below). As used in this Plan, “Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

3.0  PLAN OUTLINE

This Plan is designed to, among other factors, better align the Company’s executive management and shareholder interests by encouraging key management team members, despite the possible distractions and loss of focus caused by the threat of an ongoing hostile takeover attempt, to remain focused on producing positive results in operations as compared to prior periods, through the end of the first fiscal quarter of 2014.

    3.1  Retention Bonus Awards

Participants are eligible for Retention Bonus Awards under the Plan if they are employed continuously by the Company from the Effective Date through March 31, 2014 (the “Retention Performance Date”).  Participants who qualify to receive a Retention Bonus Award will be paid in cash, on or about April 11, 2014 (the “Payment Date”), a percentage of their reference annual base salaries (such base salaries determined as of the Effective Date) corresponding with the award level applicable to their particular Group, as set forth in the chart below. Any Participant on an authorized leave of absence at the time of any payment will be paid upon his or her return to work.  Group I, consisting of the Chief Executive Officer, shall receive an additional $150,000, in cash, which has been found and determined by the Compensation Committee to be reasonable in light of the Chief Executive Officer’s ultimate responsibility for supervising the overall execution of the turnaround plan, of which $50,000 is payable in December 2013 and the remainder, subject to continuous continuation of employment of the Chief Executive Officer through the Retention Performance Date, is payable on the Payment Date.

Group	Percentage of Base Salary
Group I	25%
Group II	25%
Group III	12.5%
Group IV	6.25%

If a Participant voluntarily terminates his employment with the Company at any time after receipt of a payment under this Plan and before the one-year anniversary of the adoption of this Plan, or October 30, 2014, the Participant will be required to repay his Retention Bonus Award to the Company.

          3.2  Change in Control

      In the event of a Change in Control (as defined below), any Retention Bonus Award earned but not yet paid shall remain fully vested and payable. Anything to the contrary in this Plan notwithstanding, payments of said amount shall be made within five (5) days following the Change in Control.  As used in this Plan, “Change in Control” means:

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       (i)           Any “Person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company and any employee benefit plan sponsored or maintained by the Company (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than indirectly as a result of the Company’s redemption of its own securities); or

       (ii)           The consummation of any merger or other business combination of the Company, a sale of more than 50% of the Company’s assets, the liquidation or dissolution of the Company or any combination of one or more of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (x) the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own more than 50% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D), as applicable, the “Surviving Entity”) or (y) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or

       (iii)           Within any twenty-four (24)-month period, the individuals who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, including any Surviving Entity.  For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a Person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).

       3.3  Successors

           All obligations of the Company under the Plan with respect to Retention Bonus Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

              3.4  Severability

           If any provision of the Plan or any Retention Bonus Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Retention Bonus Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Retention Bonus Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Retention Bonus Award shall remain in full force and effect.

                3.5  Choice of Law

           The Plan, all Retention Bonus Awards granted hereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to the law or principles of conflict of laws.

               3.6  Modification; No Trust Fund

           The Plan is subject to amendment, modification or revision at any time in the sole discretion of the Board or the Committee.  The Plan is intended to constitute an “unfunded” plan, and nothing contained herein shall require the Company to segregate any monies or other property, or to create any trusts, or to make any special deposits for any amounts payable to any Participant in the Plan.

[END OF PLAN]